Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 27, 2017 relating to the combined financial statements of ProShares Trust II, the individual financial statements of each of the funds comprising ProShares Trust II, the effectiveness of internal control over financial reporting of ProShares Trust II, and the effectiveness of internal control over financial reporting of each of the individual funds comprising ProShares Trust II, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

February 27, 2017